Exhibit 10.6

August 21, 2013

Mr. Michael Relich

Dear Michael:

I am very pleased to extend to you an offer of employment at GUESS?, Inc. (the “Company”) as Chief Operating Officer. In this position you will be reporting directly to me. We appreciate your contributions and achievements over the last nine years, and look forward to your continued global leadership.

The terms of your offer are as follows:

1.	Base salary of $550,000 per year, with exempt status, paid in accordance with the Company's normal payroll practices.

2.
You will be eligible to continue to participate in GUESS?, Inc.'s Executive Bonus Program, which currently bases awards on individual performance and objectives, department, and Company objectives. As a participant in this plan, your bonus opportunity may include both cash and long term equity incentives as a percentage of your base salary, with an annual target of 50% for cash bonus and 60% for the long term incentive equity component.

3.
In addition to the compensation set forth above and subject to approval by the GUESS?, Inc. Compensation Committee, you will be granted the following equity compensation pursuant to the GUESS?, Inc. Equity Incentive Plan:

(a)
Non-qualified options to purchase 30,000 shares of the Common Stock of GUESS?, Inc. with an exercise price equal to the closing price of the Common Stock on the grant date. Such stock options will vest during your employment over a four-year period as follows: one-fourth of your options will vest on each anniversary of the date of grant until fully vested.

(b)
Restricted stock in the amount of 20,000 shares of Common Stock subject to your signing of a restricted stock agreement with standard terms and conditions for restricted stock awards as determined by the Compensation Committee. Among other conditions, you will be required to pay the par value of one cent ($.01) per share of your restricted stock on the date of grant. Your restricted stock will vest over a four-year period as follows: one-fourth of your shares will vest on each anniversary of the date of grant until fully vested.

4.	Medical, dental, life, vacation and disability benefits commensurate in accordance with your position at GUESS?, Inc. You will accrue vacation benefits at the rate of four weeks per year.

5.
If the Company should terminate your employment at any time for any reason, other than for cause, you shall be entitled (subject to the execution of the Company's standard Settlement and Release Agreement) to payments in the amount of four (4) months base salary (at the rate of the date of termination), paid in accordance with the Company's normal payroll practices. If you begin full-time employment, part-time employment or consulting engagements prior to the end of such four (4) month period following your termination, which includes compensation in an amount equal or greater than your base salary at the Company, any payments due to you under this paragraph shall be forfeited. If you accept and begin employment or consulting engagements prior to the end of such four (4) month period with compensation in an amount lower than your base salary at GUESS?, Inc., the Company will pay you the difference between your new compensation and your base salary at the Company until the end of such four (4) month period. Given the important nature of your position, the Company requests, to the extent practicable, that you please provide four (4) months advance notice in the event you elect to terminate your employment with the Company. Nothing in the foregoing is intended in any way to alter the at-will nature of your employment.

In order to help you avoid incurring any tax penalties under Section 409A of the Internal Revenue Code in connection with the severance provisions set forth herein, the following provisions shall apply:

a)
If your employment is terminated in circumstances that would trigger the above severance benefit, the Company will provide you the form of Settlement and Release Agreement not later than seven (7) days after the date your employment is terminated;

b)
You will have 21 days within which to consider, execute and return the Settlement and Release Agreement to the Company (unless a longer period of time for you to consider the Settlement and Release Agreement is required under applicable law);

c)
If you do not timely provide the Company with the executed Settlement and Release Agreement, or if you revoke your Settlement and Release Agreement under any revocation right afforded by applicable law, the Company will have no obligation to pay you the severance benefit; and

d)
If you timely provide the Company with your executed Settlement and Release Agreement, and you do not revoke your Settlement and Release Agreement, your severance benefit will be paid as follows: (i) the first installment of your severance benefit will be paid to you on (or within 10 days following) the 60th day following the termination of your employment with the Company and will include any severance that would have been paid to you during that 60-day period had your salary continued during that period, and (ii) the remaining portion of your severance benefit will be paid in equal installments on regularly scheduled paydays in accordance with the Company's normal payroll practices during the remainder of your severance period. Severance payments will be subject to applicable tax withholding.

In this position, it may be necessary for you to travel internationally. We require that you possess a valid passport, a copy of which must be on file with the GUESS?, Inc. Travel Department. It is your responsibility to ensure that your passport is valid at all times.

This Offer Letter supersedes your prior Offer Letter with the Company dated February 20, 2004.

We look forward to your new role with GUESS?, Inc., and to a prosperous future together. Please feel free to contact me if you have any questions.

Sincerely,

/s/ Paul Marciano

Paul Marciano
GUESS?, Inc., Chief Executive Officer

AGREED & ACCEPTED

/s/ Michael Relich 8/21/13
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Michael Relich            Date

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